COMMITTED LINE OF CREDIT FACILITY NOTE AND SECURITY AGREEMENT

(COMMITTED LINE OF CREDIT)

LEGAL NAME: Ministry Partners Investment Corporation ADDRESS: 955 West Imperial Highway CITY: Brea STATE: CA ZIP: 92822 STATE OF INCORPORATION: CA (hereinafter referred to as "CUSO")	Members United Corporate Federal Credit Union 4450 Weaver Parkway Warrenville, IL 60555 (hereinafter referred to as "Members United")

FOR VALUE RECEIVED, CUSO promises to pay to the order of Members United, in lawful money of the United States and in immediate available funds, the principal sum of TEN MILLION AND NO/DO DOLLARS ($10,000,000.00) and/or the aggregate unpaid principal amount of all advances made to CUSO by Members United pursuant to the forgoing Note and Security Agreement (the "Credit Facility"), together with all relevant attachments, addenda, exhibits and/or schedules, as amended, extended, supplemented, replaced or modified from time to time (collectively, the "Agreement"), whichever is greater, on the first to occur (i) demand or (ii) the maturity date or the expiration date, and to pay interest at the interest rate herein provided ("Interest") when due as provided in this Agreement on the unpaid principal amount until the maturity date.

ADVANCES: Committed Line of Credit advances may be taken by the CUSO in either of the following forms:

Demand Loan and/or a Term Loan. A "Demand Loan" is a loan with a maximum term of one (1) year and a variable rate, with the Wall Street Journal Prime Rate as the index plus or minus a spread ("Demand Loan Rate"). The maximum Demand Loan fluctuating rate of Interest as publicly announced from time to time by Members United as its Demand Loan Rate for a capital shareholder or non-capital shareholder, as the case may be, will apply with respect to each Demand Loan and corresponding advances. With each change in such fluctuating interest rate, the applicable Demand Loan Rate will correspondingly change and without notice to CUSO. Any change in the Demand Loan Rate shall be effective as of the opening of business on the day on which such change in the Demand Loan Rate becomes effective. A "Term Loan" is a fixed or variable loan that has a set maturity date not to exceed twelve (12) years. The rate with respect to each Term Loan and corresponding advances will be as specified by Members United ("Term Loan Rate") as memorialized in a confirming e-mail.

Neither a Demand Loan nor Term Loan may exceed the amount available under the Credit Facility, minus current outstandings and all other obligations due to Members United herein ("Maximum Advance Amount"). CUSO may borrow, repay and reborrow under the Credit Facility up to the expiration date. The expiration date for this Credit Facility is September 1, 2008 and no advances of any type will be permitted past this expiration date unless the facility is renewed. Renewal of this Credit Facility is at Members United's sole discretion. All advances shall be funded to CUSO's account, as designated by Members United ("Account").

NOTICE AND MANNER OF REQUESTING ADVANCES: Except for advances made for Settlement purposes ("Settlement" means payment of any presentment or billing, or credit of any amount, as requested by Members United or other authorized payee relating to correspondent services or if authorized by CUSO, relating to any of its goods or other services provided to CUSO or its members), CUSO shall obtain all Demand Loan advances hereunder via Members United's then in effect internet-based cash management system (currently known as "Members United Corporate Superhighway") or by providing Members United either written notice (via US Mail, fax transmission or e-mail and which is effective upon receipt) or verbal notice via telephone (effective at the end of the business day of receipt) of any advance request. In the case of a Term Loan, CUSO shall obtain all advances, not to exceed the Maximum Advance Amount, through written notice (via US Mail, fax transmission or e-mail and which is effective upon receipt) or verbal notice via telephone (effective at the end of the business day of receipt) specifying (i) the amount of such advance: and (ii) when applicable, the purpose for the advance and method of payment, or via the internet-based cash management system when available.

FUNDING OF THE ADVANCE: Members United will make the advance available to CUSO by crediting CUSO's Account held at Members United within a reasonable time after CUSO requests said advance. CUSO is deemed to have obtained the proceeds of an advance upon funding to the CUSO's Account and shall be liable pursuant to this Agreement for the repayment of any advances upon funding.

CONFIRMATION AND RECORDATION OF THE ADVANCE: CUSO shall receive confirmation of each advance through monthly Members United Corporate FCU statements. CUSO authorizes Members United to record advances made and payments received hereunder in such manner as it may elect. Such confirmation and recordation, absent manifest error, shall be conclusive as to the type, principal amount, date, Interest rate, and maturity date, if any, of each advance.

SETTLEMENT ACCOUNT: At the end of each day, other than a Saturday, Sunday or other day on which the Federal Reserve Bank in the federal reserve district where Members United is principally located is not open for business ("Business Day"), if CUSO's Account has a negative balance, CUSO is deemed to have requested an advance in the form of a Demand Loan herein in the amount of the negative balance.

INTEREST RATE OF DEMAND LOANS AND TERM LOANS: CUSO shall pay accrued Interest to Members United on the outstanding principal balance of all Demand Loan advances and Term Loan advances at a per annum interest rate equal to the Demand Loan Rate or Term Loan Rate in effect on the date a Demand Loan or Term Loan is made, on the third (3rd) Friday of each month and said accrued Interest shall be debited from CUSO's Account. Interest at the Demand Loan Rate or Term Loan Rate shall be calculated on the basis of a 365-day year for the actual number of days elapsed. Interest shall continue to accrue until payment is collected.

PRINCIPAL PAYMENTS WITH RESPECT TO THE CREDIT FACILITY: The principal due under the Credit Facility shall, in the case of a Demand Loan, be paid on the date of demand or maturity date and, in the case of a Term Loan, be paid on the maturity date. In addition, if at any time during the term of the Credit Facility the principal amount of all advances should exceed the Maximum Advance Amount, principal on all advances shall accrue interest at a per annum interest rate equal to eighteen (18%) percent or the highest interest rate allowed under applicable state or Federal law, whichever is less ("Default Interest Rate"), and Members United may, at its option, consider such a Default and/or an Event of Default (both hereinafter defined).

PREPAYMENT: The principal due with respect to the Credit Facility which is outstanding as a Term Loan may be prepaid only in full, and not in part, provided a prepayment penalty is paid based on the then current prepayment schedule.

METHOD OF PAYMENTS: CUSO hereby unconditionally and irrevocably authorizes Members United, without notice or approval, to collect when due all principal, Interest, and other charges due Members United hereunder by: (i) debiting CUSO's Account from time to time and/or (ii) making a Demand Loan to CUSO, as Members United may elect in its sole and absolute discretion. Whenever any payment to be made under this Agreement shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of interest.

LINE OF CREDIT FEE: Contemporaneously with CUSO's execution and delivery of this Agreement, CUSO shall pay Members United a one time, non-refundable line of credit commitment fee of 5 basis points ($5,000.00 Five Thousand and No/00 Dollars).

SECURITY INTEREST: The indebtedness due or to become due to Members United by CUSO under this Agreement is secured by CUSO's property, rights and interests pledged as collateral to Members United, as acceptable and approved in and maintained at Members United's sole and absolute discretion, as indicated below:

Certain of CUSO's commercial real estate mortgage loans as represented by all types of chattel paper and inclusive of tangible chattel paper, electronic chattel paper and records and includes all cash and non-cash proceeds and the like thereof and to include any and all specific retail installment contracts, and/or promissory notes consisting of certain of the CUSO's commercial real estate mortgage loans with its members from "A" to "Z" as more definitively detailed pursuant to the attached addenda A and B. Specific collateral may be amended and/or updated as designated by Members United from time to time or more definitively detailed pursuant to updated ADDENDA A and B as necessary.

Any pledged security interests to include all proceeds, profits and products thereof, all accessions, attachments, additions, and substitutions thereto, all advances and future advances, increases and increases in profits received therefrom, cross-collateralization and substitutions of obligations, together with all other Collateral pledged to Members United by CUSO in all other agreements entered into between CUSO and Members United, if applicable, currently in effect and enforceable (as indicated, the "Collateral").

TERMS OF AGREEMENT

DEFINITIONS: The definitions of various terms and abbreviations in this Agreement are considered standard and require no additional clarification or highlight unless specifically defined herein.  Unless the context otherwise requires, all of the terms used herein without definition which are defined by the Illinois Uniform Commercial Code (the "UCC") shall have the meanings assigned to them by the UCC, as in effect on the date of this Agreement, and as may be supplemented or amended from time to time.

AGREEMENT SURVIVAL: All representations, warranties and covenants made herein and in any certificates, resolutions, authorizations or applications delivered pursuant hereto shall survive the making of the Credit Facility and the execution and delivery of this Agreement, and shall continue in full force and effect so long as the Credit Facility is outstanding and/or unpaid.

REPRESENTATIONS AND WARRANTIES

REPRESENTATIONS AND WARRANTIES OF CUSO: To induce Members United to enter into this Agreement, CUSO hereby represents and warrants to Members United the following:

(a) State of Incorporation and Legal Name. CUSO's state of incorporation and exact legal name are correctly set forth at the beginning of this Agreement.

(b) Corporate Existence. CUSO is duly organized and validly existing in good standing in all applicable jurisdictions with full power and authority to do all things required of it under this Agreement.

(c) Approval. No authorization, approval, license, or registration with any third party (including NCUA) is or will be necessary for the valid execution, delivery, or performance by CUSO hereunder.

(d) Legal Enforceability. The signatory of this Agreement is the CUSO's authorized representative, has duly and properly executed this Agreement, and this Agreement constitutes a binding obligation of CUSO, enforceable on its terms.

(e) No Conflicting Agreements. The execution, delivery and performance by CUSO under this Agreement will not be in conflict with, result in a breach of or have a material adverse effect on CUSO with regards to any order, rule, regulation, award, indenture, contract, agreement, charter, bylaw or other instrument.

(f) Financial Statements. The financial statements furnished by CUSO to Members United are true and complete and fairly portray its financial condition as of the dates of such statements, and there have been no material adverse changes in the condition or operation of CUSO following said date.

(g) Taxes. CUSO is either exempt from Federal, state or local taxes or has otherwise filed all Federal, state, and local tax returns required to be filed by it and paid all taxes, interest and penalties due.

(h) Accuracy of Information. All information supplied by CUSO to Members United in connection with this Agreement is accurate and not misleading as of the date supplied, and contains no misstatement of a material fact, or an omission or failure to state a material fact.

(i) No Defaults. No event has occurred which constitutes or would constitute a Default and/or an Event of Default (both hereinafter defined).

(j) No Defaults On Outstanding Judgments/Orders. CUSO has satisfied and/or is not in Default with respect to any judgment, writ, decree, rule or regulation of any person or entity with jurisdiction over CUSO.

(k) Outstanding Indebtedness. CUSO has no outstanding indebtedness, except as disclosed to Members United prior to the execution and delivery of this Agreement, and there exists no default under the provisions of any instrument evidencing such indebtedness or under the provisions of any agreement relating thereto.

(l) Litigation. There is no action, litigation, suit, proceeding, inquiry or investigation before or by any person or entity, which involves the possibility of materially or adversely effecting CUSO.

(m) Liens. The security interest granted by CUSO to Members United herein constitutes a valid and binding first lien on the assigned Collateral and shall continue as security for all of the CUSO's obligations.

(n) Ownership of Assets. CUSO has the requisite power and authority to own its assets and has good and marketable title to all of its assets, including, but not limited to, the Collateral, and such assets are not subject to any liens other than the liens granted hereunder.

(o) Labor Disputes, Acts of God. CUSO's business and its properties are not and have not been affected by fire, explosion, accidents, strikes, lockouts or other labor disputes, drought, storm, earthquake, embargo, act of God, invasion or casualty, which would presently, materially and adversely affect CUSO's operations.

(p) Certification of CUSO. CUSO certifies that it does not own or control any property or asset located in, have employees or facilities located in, provide goods or services to, obtain goods or services from, have distribution agreements with, issue credits or loans to, purchase bonds or commercial paper issued by, or invest in (a) the Republic of Sudan or (b) any company domiciled in the Republic of the Sudan.

DEFAULT AND/OR EVENT OF DEFAULT

DEFAULT OR EVENT OF DEFAULT: The occurrence of any of the following events shall constitute a "Default" and/or an "Event of Default":

(b) Non-Performance.  CUSO's failure to perform or comply with any act, term, duty, condition or provision of this Agreement, including but not limited to CUSO's failure to comply with any reasonable request of Members United herein provided.

(c) Covenants and Agreements.  CUSO's failure to perform or comply with any of the covenants herein.

(d) Information, Representations and Warranties.  If any representations or warranty made herein, or if any information contained in any financial statement, application, schedule, report or any other document given by or on behalf of CUSO in connection with the obligations herein, with the Collateral, or with any of the provisions herein is not in all respects true and accurate or which proves or becomes false and/or misleading in any material respect.

(e) Default under Members United Agreements.  The occurrence of a default or event of default by CUSO in any other agreements, loan agreements, notes and security agreements, currently effective or hereinafter entered into by and between Members United and CUSO.

(f) Governmental Control.  The suspension or taking of possession of CUSO's business, or the revocation of CUSO's charter by a governmental or insuring authority.

(g) Adverse Change in Financial Condition.  The determination in good faith by Members United that a material adverse change has occurred in the financial condition of CUSO from the conditions set forth in the most recent financial statement of CUSO.

(h) Adverse Change in the Value of Collateral.  The determination in good faith by Members United that the security for the obligations herein has become inadequate, or collateral pledged is encumbered, levied upon, seized or attached pursuant to the actions of a third party.

(i) Prospect of Payment or Performance.  The determination in good faith by Members United that the prospect for payment or performance of any of the obligations herein is impaired for any reason.

(j) Financial Statements. CUSO procures or allows for an enforceable financing statement, securing a lien on the Collateral pledged herein, to be filed or to remain on file with an applicable filing agency in opposition to Members United's secured interest herein.

(k) Bankruptcy, Insolvency, Etc. CUSO should (i) merge, consolidate, reorganize, discontinue, dissolve or terminate business, (ii) make an assignment for the benefit of creditors, (iii) petition or apply to any tribunal for the appointment of a custodian, receiver or trustee of all or a substantial part of its assets, (iv) shall generally not, or shall be unable to, or shall admit in writing its inability to pay its debts as such debts become due, (v) commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law, (vi) have any such petition, application filed or proceeding commenced against it, (vii) by act or omission, indicate consent to, approval of, or acquiescence in any such petition, application, proceeding, order for relief, or appointment, (viii) suffer any such custodian, receivership or trustee to continue undischarged for thirty (30) days, or suffer or permit to continue unstayed and in effect for thirty (30) days, any judgment entered by any person or entity against CUSO, or (ix) have any action commenced against it by the NCUA or any person or entity having jurisdiction over CUSO to revoke, limit or restrict CUSO's Charter, and/or any of the rights or powers thereunder.

(l) Invalidity of Agreement. This Agreement ceases to be in full force and effect for any reason, declared to be null and void, the validity or enforceability thereof is contested by CUSO or CUSO denies any further liability or obligation under this Agreement.

(m) Termination of Membership. The voluntary or involuntary termination of CUSO's membership in or at Members United Corporate FCU.

(n) Insecurity. Members United deems itself insecure for any reason. (0) Substituted Security. CUSO fails to provide any additional or substituted security requested by Members United.

REMEDIES/RIGHTS OF MEMBERS UNITED

RIGHTS AND REMEDIES OF MEMBERS UNITED: Upon and after the occurrence of a Default and/or Event of Default, Members United may, without notice or demand, which are hereby waived, exercise in any jurisdiction in which enforcement hereof is sought, the following rights and remedies, in addition to the rights and remedies of a secured party under the UCC and all other rights and remedies available to Members United under applicable law. All such rights and remedies are cumulative and enforceable alternatively, successively or concurrently.

(a) Terminate the Credit Facility to CUSO.

(b) Declare the Note, all Interest accrued and unpaid thereon and all other obligations or indebtedness to be immediately due and payable without presentment, demand for payment, protest or notice of any kind, all of which are hereby expressly waived by CUSO.

(c) Declare all other agreements, loan agreements, notes, and security agreements, currently effective or hereinafter entered into between Members United and CUSO in default and/or terminated as provided therein.

(d) Members United may, but is not obligated to, perform any or all of its duties and obligations herein.

(e) Take possession of the Collateral, and for the purpose, so far as CUSO may give authority therefore, enter upon any premises on Which the Collateral or any part thereof may be situated and remove the same therefrom without any liability for suit, action or other proceeding, DEBTOR HEREBY WAIVING ANY AND ALL RIGHT TO PRIOR NOTICE AND TO

JUDICIAL HEARING WITH RESPECT TO REPOSSESSION OF COLLATERAL, and Members United may require CUSO, at CUSO's expense, to assemble and deliver the Collateral to places as Members United may designate.

 (f) Enforce CUSO's rights against any account debtors and other obligors.

(g) Cease making advances hereunder and under any other commitments and credit accommodations of Members United to CUSO and stop and retract the making of any advances hereunder or thereunder which may be requested by CUSO.

(h) Demand, collect and sue on any of the Collateral, in either CUSO's or Members United's name, at Members United's sole discretion, with the right to enforce, compromise, settle or discharge the Collateral, and may endorse CUSO's name on any and all checks, commercial paper, and any other instruments pertaining to or constituting the Collateral.

(i) Verify all Collateral in any manner and medium Members United may consider appropriate. CUSO agrees to furnish all assistance and information and perform any act(s) which Members United may require in connection therewith.

(j) Require CUSO to gather collateral and make it reasonably available to Members United.

CUMULATIVE RIGHTS AND REMEDIES: The rights and remedies of Members United provided herein are cumulative and not exclusive of any other rights or remedies provided by law and/or available in equity.

COVENANTS

AFFIRMATIVE COVENANTS: CUSO covenants and agrees that, until (i) all obligations have been paid in full, and (ii) there exists no commitment by or to Members United which could give rise to any obligations, CUSO will:

(a) Preservation of Corporate Existence. Preserve, protect, maintain, renew and keep in full force and effect CUSO's existence as a Federal or state chartered CUSO.

(b) Name or Address Change. Promptly notify Members United in writing of any name change or address change of CUSO within ten (10) business days of said change.

(c) Liens and Encumbrances. Keep the Collateral free and clear of all liens, security interests or encumbrances of any kind, except as granted herein, and at CUSO's expense, defend the Collateral against all claims and demands by persons or entities claiming the Collateral or any interest therein or lien thereon, and prevent any action which might impair the Collateral and/or hinder, obstruct or delay Members United in the exercise of any right or remedy provided under this Agreement.

compliance with all applicable Federal, state and local laws, regulations, ordinances, rules, and orders (including those of the NCUA).

(d) Taxes, Claims, etc. Maintain its tax exempt status and/or otherwise pay and discharge all taxes or claims which, if unpaid, might become a lien or charge against any of CUSO's properties or assets.

(e) Inspection of Records. Permit Members United to examine and make copies of and abstracts from the records, books, and accounts of CUSO, and visit the properties of CUSO with reasonable notice and to discuss the operation of CUSO with any of its officers, directors, employees, advisors, accountants or other consultants and/or representatives.

(f) Keeping of Records and Books of Account. At all times keep accurate records/books with complete entries made in accordance with local standards and those of the NCUA, reflecting the operation of CUSO.

(g) Payment. Make full and timely payment of the principal, interest, and all other charges due on or with respect to this Agreement and all other indebtedness of CUSO to Members United or any other person or entity.

(h) Compliance with Laws. Conduct business and maintain, in all material respects, both as to its operations, properties and assets,

(i) Conduct of Business. Conduct its business in an efficient and economical manner.

(j) Financial Statements. As requested by Members United, furnish at least (i) annual (audited if applicable) financial statements including, but not limited to, balance sheets, income statements, cash flow statements, delinquency reports and charge off reports, not later than ninety (90) days after the close of CUSO's fiscal year, (ii) all additional required financial statements and related requirements with regards to the Collateral as set forth herein as ADDENDUM "A" and "B", where applicable, and (iii) those additional financial statements that Members United may require and request from time to time.

(k) Financial Covenants. Comply with any and all financial covenants, if applicable as described in ADDENDUM "A" including, but not limited to, any financial ratios as set forth herein as ADDENDUM "A" if applicable.

(l) Reports. Furnish to Members United all reports, letters, memorandums, notices and instrumentality that Members United may reasonably request with regards to CUSO's financial condition, properties, assets, the Collateral or business operation and as described on ADDENDUM "A", if applicable.

(m) Extraordinary Loss. Promptly notify Members United in writing within seven (7) business days of any event causing extraordinary loss or depreciation of the value of CUSO's assets (whether or not insured) and the facts with respect thereto.

(n) Members United as Depository. Maintain Members United as its principal depository for its deposit and other commercial accounts.

NEGATIVE COVENANTS: CUSO covenants and agrees that, until (i) all obligations have been paid in full and (ii) there exists no commitment by Members United which could give rise to any obligations, CUSO will not, directly or indirectly, without Members United's Drior written consent do any of the following:

(a) Liens, etc. Create, incur, assume, or suffer to exist, any lien or other charge or encumbrance of any nature, upon or with respect to any of the Collateral, now owned or hereafter acquired.

(b) Indebtedness. Create, incur, assume, or suffer to exist, any indebtedness, including capitalized leases, except: (i) under this Agreement, and (ii) indebtedness in the ordinary course of business.

(c) Mergers, Etc. Permit any person or entity to acquire all or substantially all of CUSO's property and/or assets or consolidate with or merge into any other person or entity or permit any other person or entity to merge into it.

(d) Sales of Assets, Etc. Sell, transfer, assign, lease, or dispose of all or a substantial part of its properties/assets, except those assets negotiated in the ordinary course of business.

(e) Alteration of Business. Materially alter the nature of CUSO's business from that of a Federal or State chartered CUSO or change the name or primary address of the CUSO.

(f) Trade Names. Use any trade name other than CUSO's true and complete corporate name as set forth in the beginning of this Agreement.

SECURITY AGREEMENT

SECURITY INTEREST: As security for the payment and performance of all obligations, present and future, whether or not any instrument or agreement relating to any obligation specifically refers to this Agreement or the security interest created hereunder, including, without limitation, any sums advanced by Members United for taxes, assessments, insurance, filing, recording, and searches or verifications of the records thereof, CUSO hereby assigns, pledges and grants to Members United a lien on and continuing security interest in the Collateral. CUSO acknowledges, ratifies and confirms the security interest herein and in any prior agreements between Members United and CUSO where this Agreement is a renewal, modification or amendment of said prior agreement. Members United's security interest shall continually exist until (i) all obligations have been paid in full and (ii) there exists no commitment by or to Members United which could give rise to any further obligations. No release or surrender of particular Collateral herein shall cause the release or surrender of any other Collateral herein pledged.

COVENANTS & REPRESENTATIONS CONCERNING COLLATERAL:

With respect to all of the Collateral, CUSO covenants, warrants and represents that:

(a) Financing Statements. No financing statement is on file in any public office covering any of the Collateral pledged herein except as permitted in this Agreement. CUSO authorizes Members United to file financing statements, amendments and continuation statements covering the Collateral to protect Members United's interest herein. CUSO agrees to pay all taxes, fees and costs (including reasonable attorney's fees) paid or incurred by Members United in connection with the preparation, filing or recordation thereof. CUSO will not file any amendments, correction statements or termination statements concerning the Collateral without the prior written consent of Members United.

(b) First Priority Lien. The security interest granted to Members United hereunder shall constitute a first priority lien upon the Collateral. CUSO will not, without Members United's prior written consent, transfer, discount, sell, grant or assign any interest in the Collateral, or permit any other lien to be created or remain thereon, not herein provided for.

(c) Inspection and Recordation. At all reasonable times, Members United and its agents and designees may enter CUSO's facilities and inspect the Collateral in the possession of CUSO and all books and records of CUSO (in whatever form). CUSO shall pay the costs of such inspections. CUSO shall make notations, satisfactory to Members United, on its books and records disclosing the existence of Members United's security interest in the Collateral.

(d) Litigation. CUSO will promptly notify Members United in writing of any litigation or claim involving or affecting the Collateral which CUSO knows or has reason to believe is pending or threatened. CUSO shall defend the Collateral, at its own expense, against all claims and demands of any person or entity claiming any interest in the Collateral adverse to Members United.

(e) Further Acts. CUSO shall do, make, execute and deliver all such additional documents as Members United may request to vest in and assure to Members United its rights hereunder or in any of the Collateral.

POSSESSION OF COLLATERAL: The Collateral will be located at and remain in the possession of Members United, unless otherwise directed by Members United in sole and absolute discretion. In the event CUSO, its agents or assigns, is in possession of the Collateral herein, CUSO may, subject to all limitations herein, maintain possession of and utilize it in any lawful manner not inconsistent with this Agreement, until a Default or Event of Default or as otherwise requested by Members United. Upon a Default or Event of Default or upon the request of Members United, Members United shall have the right to immediate possession of the Collateral.

REGISTERED HOLDER OF COLLATERAL: If any of the Collateral consists of investment securities, CUSO authorizes Members United to transfer the same into its own name or that of its nominee, and Members United may appear of record as the sole owner thereof. So long as no Default or Event of Default has occurred, Members United shall deliver promptly to CUSO all notices, statements or other communications received by it or its nominee as registered owner, and upon demand and receipt of payment of necessary expenses thereof, shall issue to CUSO a proxy to vote and take all action with respect to such instruments. Notwithstanding the foregoing, failure by Members United to deliver any notice to CUSO herein shall not effect the validity of this Agreement or Members United's interest in the Collateral. After the occurrence of any Default or Event of Default, CUSO waives all rights to be advised of or to receive said notices, statements or communications and agrees that no proxies issued by Members United as aforesaid shall be effective thereafter.

FURTHER SECURITY FOR PAYMENT: At Members United's sole and absolute discretion, CUSO grants and pledges to Members United, as further and additional security herein, a security interest in and lien on all property or assets of CUSO which is or may be in the possession or control of Members United in any capacity, including, without limitation, all monies owed or to be owed by Members United to CUSO. With respect such property or assets, Members United shall have the same rights as it has with respect to the Collateral herein.

AUTHORIZATION AND POWER OF ATTORNEY: CUSO authorizes Members United to request other secured parties of CUSO to provide accountings, confirmations of Collateral and confirmations of statements of account concerning CUSO. CUSO hereby designates and appoints Members United and its designees as attorney-in-fact of CUSO, irrevocably and with power of substitution, with authority to endorse CUSO's name on requests to other secured parties of CUSO for accountings, confirmations of collateral and confirmations of statements of account.

APPOINTMENTS OF MEMBERS UNITED BY CUSO: The powers herein granted are coupled with an interest and are irrevocable.

(a) CUSO hereby appoints Members United as its lawful attorney-in-fact, with the full power of substitution, in its name, place and stead, to take all actions with respect to Collateral including, but not limited to: the sale of Collateral following notice to CUSO of a Default or Event of Default; execution, filing, amendment of and continuation of such instruments, documents and agreements as provided for in the UCC, without the signature or authorization of CUSO; if Members United so elects, to perform all other acts which Members United deems appropriate to perfect, maintain and preserve the interest of Members United in the Collateral; and exercise such other rights as Members United may be accorded under the UCC.

(b) CUSO hereby irrevocably and unconditionally appoints Members United as its agent with full power, in the same manner, extent and effect as if CUSO were to do the same: (i) receive, collect and direct all mail addressed to CUSO, (ii) open such mail, (Hi) remove all contents therefrom, (iv) retain all contents constituting or relating to the Collateral, (v) and perform all other acts which Members United deems appropriate to protect and preserve the Collateral. The agency hereunder shall not terminate until the obligation is paid in full.

AUTHORIZED PERSON: Members United shall have no liability to CUSO in acting upon any notice, request or signature referred to herein which Members United believes in good faith has been given by a person authorized by CUSO to request advances hereunder, without further assurance, investigation or liability. A resolution or certificate of authority authorizing CUSO, and the officers and other designated individuals on behalf of CUSO, to act herein was provided to Members United, and will be supplemented by CUSO as necessary and applicable.

FURTHER ASSURANCES. Upon any request of Members United, CUSO will act or execute and deliver such other instruments, documents and agreements as Members United may request to effectuate this Agreement.

WAIVER BY MEMBERS UNITED: Neither any failure nor any delay on the part of Members United in exercising any right, power or remedy hereunder, under the Agreement or under applicable law shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

MEMBERS UNITED'S SETOFF: Members United shall have the right, in addition to all other rights and remedies available to it following a Default and/or Event of Default, to setoff against any obligations due Members United any debt owing to CUSO by Members United, including without limitation, any funds in any checking or other account now or hereafter maintained by CUSO at Members United. CUSO hereby confirms Members United's right to banker's lien and setoff, and nothing in this Agreement shall be deemed a waiver or prohibition of Members United's right of banker's lien and setoff.

WAIVER BY CUSO: CUSO hereby waives, to the extent the same may be waived under applicable law, presentment, protest, demand, diligence, notice of dishonor and of nonpayment, and waives and renounces all rights to the benefits of any statute of limitations and any moratorium, appraisement, and exemption now provided or which may hereafter be provided by any Federal or state statute, both as to itself personally and as to all of its property, whether real or personal, against the enforcement and collection of the obligations evidenced by this Agreement.

NOTICE: Unless otherwise provided, all notices, demands, requests, waivers and other communications provided for herein shall be in writing and sufficiently given, (i) if by mail, three (3) days after being deposited in the U.S. mail, first class and addressed as set forth herein or to such other address as each party shall notify the other or (ii) if by any acceptable electronic communication system, when received. Notwithstanding anything to the contrary, all notices and demands for payment from CUSO actually received by CUSO shall be considered to be effective upon receipt thereof by CUSO regardless of the procedure or method utilized to accomplish such delivery thereof to CUSO.

COSTS, EXPENSES AND TAXES: CUSO agrees to pay on demand all costs, expenses, taxes and fees incurred, or determined to be payable, including all reasonable attorney's fees and expenses and costs paid or incurred by Members United in exercising or enforcing any of its rights and remedies herein, together with out-of-pocket expenses and collection costs, incurred or paid by Members United in enforcing, exercising, preserving, securing, perfecting and/or maintaining any right or remedy of Members United herein, including interests in Collateral, or the failure by CUSO to perform or observe any of the provisions hereof, whether or not a suit or proceeding be initiated, including those incurred in any bankruptcy or insolvency proceeding. All amounts so expended by Members United shall be deemed secured by the security interest herein and shall bear interest from the date paid by Members United at the highest Interest rate herein until paid in full.

BINDING EFFECT; ASSIGNMENT: This Agreement shall be binding upon and inure to the benefit of CUSO and Members United, and their respective, successors, assigns and transferees, except CUSO shall not have the right to assign or transfer its rights and obligations under this Agreement without the express prior written consent of Members United. Members United may assign or transfer its rights and interests hereunder to any person or entity without restriction.

GOVERNING LAW: This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Illinois without regard to the principles of conflicts of law. If the laws applicable to Members United permit it to charge or collect a higher rate of interest than the laws of the State of Illinois allow, then such law applicable to Members United shall apply to the allowable interest rate and Default Interest Rate.

SEVERABILITY OF PROVISIONS: The invalidity or unenforceability of any clause or part of this Agreement shall not effect the validity or enforceability of any other clause or part hereof.

WAIVER OF JURY TRIAL; VENUE; ETC.: MEMBERS UNITED AND CUSO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, LITIGATION, SUIT OR PROCEEDING OR COUNTERCLAIM IN ANY COURT ARISING IN CONNECTION WITH, OUT OF OR OTHERWISE IN RELATION TO THIS AGREEMENT. FURTHER, CUSO HEREBY IRREVOCABLY SUBMITS, IN ANY LEGAL PROCEEDING RELATING TO THIS AGREEMENT, TO THE NONEXCLUSIVE, IN PERSONAM JURISDICTION OF ANY ILLINOIS STATE OR UNITED STATES COURT OF COMPETENT JURISDICTION SITTING IN THE STATE OF ILLINOIS, COUNTY OF DUPAGE AND AGREES TO SUIT BEING BROUGHT IN ANY SUCH COURT. CUSO REPRESENTS AND WARRANTS THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER.

INDEMNIFICATION: CUSO and Members United agree to indemnify, defend and hold each other harmless against any and all losses, claims, liabilities, costs and expenses, including reasonable attorney's fees, by whomever made, or by reason of reckless or negligent conduct in the performance of their duties and responsibilities under this Agreement. In no event shall either party, their affiliates, officers, directors, employees, representatives, agents and/or independent contractors be liable to each other under any legal or equitable theory for compensation, damages, reimbursement for investments or expenses, lost profits, incidental or consequential damages arising out of their obligations/responsibilities under this Agreement.

CONFIDENTIALITY: Members United and CUSO acknowledge that each may disclose confidential information to the other which pertains to the disclosing entity's business. Each agrees to protect and safeguard all information and materials disclosed as confidential information. Members United and CUSO agree that any violation of this section may cause irreparable damage to the other and that remedies at law for such violation are inadequate. In addition to other remedies available, the parties shall have the right to take all reasonable steps to protect its confidential information, including injunctive relief and other remedies available at law or in equity. The provisions in this section shall survive the termination or expiration of this Agreement.

MERGER AND INTEGRATION: This Agreement and the attached Exhibits/Schedules (if any) contain the entire agreement of the parties hereto. Members United may amend, modify, rescind, waive or release any provision herein, unless otherwise provided, by notice to CUSO. No notice to or demand upon CUSO in any case shall entitle CUSO to any other or further notice or demand in the same, similar or other circumstances.

HEADINGS: The paragraph headings herein are for convenience and reference only and shall not constitute a part of this Agreement nor operate to control, change, modify or limit any of the terms herein.

The CUSO signed this Agreement as of October 8, 2007.

Accepted by:

MEMBERS UNITED CORPORATE FCU Name: /s/ Timothy Bruculere Name: Timothy Bruculere Title: Vice President, Participations	MINISTRY PARTNERS INVESTMENT CORPORATION By: /s/ Billy M. Dodson Name: Billy M. Dodson Title: President

ADDENDUM "A"

COLLATERAL DESCRIPTION, REPORTING AND DOCUMENTATION REQUIREMENTS

In consideration of the promises and other good and valuable consideration acknowledged and exchanged between the parties and as set forth in the executed Committed Line of Credit Facility Note and Security Agreement, together with this and all other relevant attachments, addenda, exhibits and/or schedules (collectively, the "Agreement"), entered into by and between MINISTRY PARTNERS INVESTMENT CORPORATION (the "CUSO") and MEMBERS UNITED CORPORATE FEDERAL CREDIT UNION ("Members United"), CUSO pledges all of its property, rights and interest in:

Certain of CUSO's commercial real estate mortgage loans as represented by all types of chattel paper and inclusive of tangible chattel paper, electronic chattel paper and records and includes all cash and non-cash proceeds and the like thereof and to include any and all specific retail installment contracts, and/or promissory notes consisting of certain of the CUSO's commercial real estate mortgage loans with its members from "A" to "Z". Specific collateral may be amended and/or updated as designated by Members United from time to time or more definitively detailed pursuant to the attached ADDENDUM B as necessary.

If the Collateral used to secure this Credit Facility and any other Credit Facility is specifically the CUSO's commercial real estate mortgage loans portfolio, as described herein, therefore the Maximum Advance Amount as compared to the total value of all of the Collateral can never be more than 90% of the Maximum Advance Amount of this Credit Facility or any other cross-collateralized Credit Facility as calculated by Members United in its sole discretion. CUSO will pledge an initial $5,000,000 in commercial real estate mortgage as collateral for the line of credit.

CUSO hereby agrees and covenants to provide and supplement detailed lists and/or balance sheet of the majority of then outstanding pledged Collateral herein or all pledged Collateral in the case of Installment Loans, together with and subject to, all further requirements below, as indicated by Members United, as such may be amended from time to time in Members United's sole discretion, as if said additional requirements were set forth in full in the substantive text of the Agreement. The parties hereby acknowledge that any documentation and/or listing required herein is solely for the benefit of Members United and, except for Installment Loans pledged as collateral herein, said documentation and/or listing provided herein will not in any way limit, reduce or minimize the Collateral pledged by CUSO in connection with this Credit Facility.

This ADDENDUM A is effective upon receipt of by the CUSO. CUSO shall also comply with the following additional requirements:

1.       Annual Financial Statements: CUSO shall provide a copy of all (GAAP prepared) annual fiscal year-end financial statements, including a balance sheet, income statement, cash flow statement, delinquency reports, charge off reports, audit notes and if necessary, management reports.

> Yearly: Not later than ninety (90) days after the close of each fiscal year-end.

2.        Quarterly Financial Statements: CUSO shall provide a copy of all (GAAP prepared) quarterly financial statements, including a balance sheet, income statement, cash flow statement, delinquency reports, charge off reports, audit notes and if necessary, management reports.

3.        Portfolio Inventory Listing: CUSO will provide a detailed listing to Members United of the majority of all outstanding pledged Collateral. The inventory listing must include: Account Number, Name, Date of Loan, Loan Type, Amortization Method, Frequency of Payment, interest Rate, Original Amount Financed, Current Balance, Original Term, Remaining Term, Monthly Payment, Last Payment Date, Maturity Date, Next Payment Date, Appraised Value, Loan to Value, and Debt Service Coverage Ratio. The report must be received by Members United as follows:

> Quarterly. Not later than 30 days after the close of each quarter.

> Prior To Each Advance

4.        Minimum Pledged Collateral to Loan Value for this Credit Facility and/or as cross collateralized with all other facilities: CUSO will pledge an initial $5,000,000 in Commercial Real Estate Loans as collateral for the Credit Facility. Each subsequent advance under the Credit Facility shall be at a maximum margin of 90% of the outstanding principal balance of the pledged collateral as set forth below and monitored by Members United in its sole an absolute discretion.

5.        Security and Segregation of Collateral: CUSO may be required by Members United, in the case of Members United's insecurity as based on the deterioration of the financial condition of the CUSO and/or deterioration of the collateral value as it relates to any of the Credit Facilities of the CUSO and which may result in a loss to Members United, to make notations satisfactory to Members United on all its books and records that pertain to the Collateral disclosing the existence of Members United's security interest in the Collateral. CUSO may also be required to segregate the entire commercial real estate mortgage loan portfolio in a separate set of filing cabinets, away from any similar installment contracts and/or loans otherwise held by CUSO, and clearly marked all file cabinet drawers containing the tangible commercial real estate mortgage loan documents with the following:

       "THESE COMMERICAL REAL ESATE MORTGAGE LOANS ARE HELD AS COLLATERAL FOR MEMBERS UNITED CORPORATE FCU." Any of the CUSO's electronic loan documents that relate to the specific collateral pledged and cross collateralized as security should be similarly marked as follows: "THIS COMMERCIAL REAL ESTATE MORTGAGE LOAN IS HELD AS COLLATERAL FOR MEMBERS UNITED CORPORATE FCU." The CUSO may be required to complete this segregation and marking of the commercial real estate mortgage loan portfolio pledged herein and cross collateralized in any other credit facility no later than 30 days after the execution of this Agreement or within any time-frame as established by Members United in its sole and absolute discretion.